Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JOSTENS HOLDING CORP.

Jostens Holding Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

WHEREAS, the name of the corporation is Jostens Holding Corp. (the “Corporation”) and the Corporation was originally incorporated pursuant to the General Corporation Law on June 16, 2003 with the name Ring Holding Corp.;

WHEREAS, the Board of Directors duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of the Corporation (the “Prior Amended Certificate”), declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and the stockholders of the Corporation have duly approved the amendment and restatement of the Prior Amended Certificate;

RESOLVED, that pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Second Amended and Restated Certificate of Incorporation amends and restates in its entirety the provisions of the Prior Amended Certificate as follows:

FIRST:  The name of the Corporation is Jostens Holding Corp.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware, 19901.  The name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is 9,974,760, $0.01 par value per share, of which (i) 7,000,000 shares are designated Class A Voting Common Stock (“Class A Common Stock”), (ii) 2,724,759 shares are designated Class B Non-Voting Common Stock (the “Class B Common Stock”), (iii) one (1) share is designated Class C Voting Common Stock (the “Class C Common Stock”) and (iii) 250,000 shares shall be preferred stock (“Preferred Stock”).

A.            COMMON STOCK

Except as provided herein with respect to voting rights, all classes of Common Stock are identical in all respects.

1.             Voting Rights.

(a)           The holders of shares of Class A Common Stock are entitled to one vote for each share held for any matter coming before the stockholders of the Corporation.

(b)           The holder of the share of Class C Common Stock is entitled to a number of votes for any matter coming before the stockholders of the Corporation equal to:

(i) initially, the excess of (x) 50% percent of all votes entitled to be cast by holders of outstanding Common Stock for any matter coming before the stockholders of the Corporation, over (y) the percentage of all votes entitled to be cast by the initial holder of the share of Class C Common Stock (the “Initial Holder”), together with any and all Permitted Transferees of the Initial Holder, for any matter coming before the stockholders of the Corporation by virtue of the shares of Class A Common Stock acquired by the Initial Holder pursuant to that certain Contribution Agreement dated July 21, 2004 by and between the Corporation and the Initial Holder, such excess determined based on the shares of Common Stock issued and outstanding immediately prior to the Closing (as defined in the Contribution Agreement) giving effect to any shares of Common Stock acquired by the Initial Holder pursuant to the Contribution Agreement at the Closing; and

(ii) thereafter, the number of votes shall be permanently reduced to an amount equal to the excess, if any, of (x) 50% percent of all votes entitled to be cast by holders of outstanding Common Stock for any matter coming before the stockholders of the Corporation (as reduced by any shares of Class A Common Stock of the Corporation issued on the date of the Closing or thereafter to any Person other than the Initial Holder), over (y) the percentage of all votes entitled to be cast by the Initial Holder, together with any and all Permitted Transferees of the Initial Holder, for any matter coming before the stockholders of the Corporation by virtue of the shares of Class A Common Stock then held by the Initial Holder, together with any and all Permitted Transferees of the Initial Holder, not to exceed the percentage voting interest attributed to such share pursuant to clause (i) above; and

(iii) if the share of Class C Common Stock is transferred by the Initial Holder or a Permitted Transferee of the Initial Holder to any Person other than a Permitted Transferee of the Initial Holder, the share of Class C Common Stock shall from and after such transfer entitle the holder of the share of Class C Common Stock to such voting rights as the share of Class C Common Stock entitled the holder thereof immediately prior to such transfer.

With respect to any matter on which a vote is to be taken by the holders of Common Stock as of a record date, the number of votes to which the holder of the share of Class C Common Stock shall be entitled shall be determined based on the number of shares of Common Stock outstanding as of such record date and the number of shares of Common Stock held by the Initial Holder, together with any and all Permitted Transferees of the Initial Holder, as of such record date (or immediately prior to a transfer to a Person other than a Permitted Transferee of the Initial Holder, in the case of voting rights determined pursuant to clause (iii) above).  With respect to any matter on which a vote is to be taken by the holders of Common Stock other than as of a record date, the number of votes to which the holder of the share of Class C Common Stock shall be determined based on the number of shares of Common Stock outstanding as of the time of such vote and the number of shares of Common Stock held by the Initial Holder, together with any and all Permitted Transferees of the Initial Holder, as of the time of such vote (or immediately prior to a transfer to a Person other than a Permitted Transferee of the Initial Holder, in the case of voting rights determined pursuant to clause (iii) above).  The voting rights of the share of Class C Common Stock shall be determined prior to any record date or any vote taken without a record date by the Secretary of the Corporation, or in the absence of the Secretary of the Corporation, the President of the Corporation, and such determination shall, in the absence of manifest error, be conclusive.  Notwithstanding anything herein to the contrary, the share of Class C Common Stock shall at all times entitle the holder thereof to at least one vote on any matter coming before the stockholders of the Corporation.

2.             No Voting Rights.  The holders of shares of Class B Common Stock shall have no voting rights of any kind, except as may be otherwise required by law.

3.             Conversion.

(a)           The share of Class C Common Stock shall automatically convert into one fully-paid and non-assessable share of Class A Common Stock (i) upon the consummation of an IPO or (ii) upon the first occurrence that the share of Class C Common Stock is entitled to only one vote for any matter coming before the stockholders of the Corporation pursuant to clause 1(b)(ii) above.

(b)           Each share of Class B Common Stock issued and outstanding or held as treasury shares on the effective date of this Second Amended and Restated Certificate of Incorporation is hereby changed into one share of Class A Common Stock effective on the date of this Second Amended and Restated Certificate of Incorporation.  Upon surrender to the Corporation of the stock certificate(s) issued to a holder of such shares of Class B Common Stock, such holder shall be entitled to receive a new stock certificate representing the number of shares of Class A Common Stock held by such holder after giving effect to the aforesaid change of shares.

4.             Definitions.  As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person directly or indirectly owning or controlling ten percent (10%) or more of any class of outstanding equity securities of such Person or (iii) any officer, director, general partner or trustee of any such Person described in clause (i) or (ii).

“IPO” means an offering of Common Stock pursuant to a registration statement filed in accordance with the Securities Act of 1933.

“Permitted Transferee” shall mean an Affiliate (other than any “portfolio company” as such term is customarily used among institutional investors) of a holder of Common Stock; provided, however, that in no event shall the Corporation or any of its subsidiaries constitute a “Permitted Transferee”.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act of 1934) comprised of two or more of the foregoing.

C.            PREFERRED STOCK

The Board is expressly authorized to provide for the issue of all or any shares of Preferred Stock, in one or more series, and to fix for each such series the designation of such series and such voting powers, full or limited, if any, and the relative rights and preferences of such series (including, without limitation, participating, optional, conversion or other special rights, if any), and such qualifications, limitations or restrictions thereof (including, without limitation, any obligations to sell all or a part of any such series to the Corporation pursuant to any redemption rights of the Corporation), if any, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the establishment of such series (a “Preferred Stock Designation”) and as may otherwise be permitted by law.  The Corporation may, by an amendment to the Certificate of Incorporation duly adopted, increase or decrease, at any time and from time to time (but not below the number of shares of Preferred Stock then outstanding), the number of authorized shares of Preferred Stock.  Unless otherwise provided in a Preferred Stock Designation, shares of Preferred Stock redeemed, purchased or otherwise acquired by the Corporation pursuant to the terms hereof shall constitute authorized buy unissued Preferred Stock and may be reissued.

FIFTH:  The name and mailing address of the incorporator are Anthony Taylor, c/o Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153.

SIXTH:  In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in these articles of incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any by-laws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon.  Election of directors need not be by written ballot.

SEVENTH:  (a)   A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.  Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b)           The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

(c)           To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)           Expenses incurred by an officer, director, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article, and the Corporation may adopt by-laws or enter into agreements with such persons for the purpose of providing for such advances.

(e)           The indemnification permitted by this Article shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement,

vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

(f)            The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article or otherwise.

IN WITNESS WHEREOF, the undersigned has duly executed this Second Amended and Restated Certificate of Incorporation on this 24th day of September, 2004.

/s/ Paula R. Johnson
Name:	Paula R. Johnson
Title:	Corporate Secretary